                   CERTIFICATE OF DESIGNATIONS, PREFERENCES
                    AND RELATIVE, PARTICIPATING, OPTIONAL
                    AND OTHER SPECIAL RIGHTS OF PREFERRED
                    STOCK AND QUALIFICATIONS, LIMITATIONS
                           AND RESTRICTIONS THEREOF
                                      OF
                            SFX BROADCASTING, INC.
                     SERIES B REDEEMABLE PREFERRED STOCK

                                ----------------

                           PURSUANT TO SECTION 151
           OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE


   The following resolution has been duly adopted by the Board of Directors (such Board, including any committee thereof duly authorized to act on behalf of such Board, herein referred to as the "Board") of SFX Broadcasting, Inc., a Delaware corporation (the "Corporation"), pursuant to the provisions of
Section 151 of the General Corporation Law of the State of Delaware, which resolution remains in full force and effect as of the date hereof:

   WHEREAS, the Board is authorized, within the limitations and restrictions stated in the Restated Certificate of Incorporation of the Corporation, to fix by resolution or resolutions the voting rights, if any, of each series of Preferred Stock, par value $.01 per share (the "Preferred Stock"), of the Corporation and the designations, preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof; and

   WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series:

     RESOLVED, that there is hereby authorized and created a series of Preferred Stock on the terms and with the provisions (in addition to those set forth in the Restated Certificate of Incorporation of the Corporation that are applicable to all Preferred Stock) as follows:

     Section 1. Designation and Number of Shares.

       The series of Preferred Stock shall be designated the "Series B Redeemable Preferred Stock" (the "Series B Preferred Stock"). The number of authorized shares of Series B Preferred Stock shall be four thousand (4,000).









     Section 2.  Rank.

       The Series B Preferred Stock shall, as to the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, rank (i) prior to the "Common Shares" of the Corporation, as defined in Section 4.1(c) of the Corporation's Restated Certificate of Incorporation, and any other capital stock of the Corporation (other than (a) the Series A Redeemable Preferred Stock; par value $.01 per share, of the Corporation (the "Series A Preferred Stock"); and (b) any other class or series of a class of capital stock of the Corporation the terms of which expressly provide that the shares thereof rank senior or on a parity as to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation with the shares of the Series B Preferred Stock) (such securities, other than those described in the immediately preceding parenthetical clause, collectively referred to herein as the "Junior Securities") and (ii) on a parity with the Series A Preferred Stock and any other class or series of a class of capital stock of the Corporation the terms of which expressly provide that the shares thereof rank on a parity as to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation with the shares of the Series B Preferred Stock (the "Parity Securities").

     Section 3. Dividends.

        The holders of the Series B Preferred Stock shall not be entitled to receive any dividends.

     Section 4. Redemption.

       (a) The Corporation shall redeem one thousand shares of Series B Preferred Stock on each of the second, third, fourth and fifth anniversaries of the closing of the Corporation's initial public offering of its shares of Class A Common Stock, or if any such date is not a business day in new York, New York, then on the next succeeding date that is such a business day (the "Redemption Date") at the redemption price per share equal to one hundred per cent (100%) of the Liquidation Preference (as define din
Section 5 hereof) per share, without interest. The Board of Directors of the Corporation shall select the shares of the Series B Preferred Stock to be redeemed from the outstanding shares not previously called for redemption by lot or pro rata as determined by the Board of Directors of the Corporation in their sole discretion.

       (b) At least 10 days but not more than 20 days prior to the Redemption Date, a written notice shall be mailed to each holder of record of shares of the Series B Preferred Stock to be redeemed in a postage prepaid envelope addressed to such holder at such holder's post office address as shown on the records of the Corporation, notifying such holder of the redemption of its shares, stating the Redemption Date, the redemption price to be paid therefor, and calling upon such holder to surrender its certificate or certificates for its shares to the Corporation on the Redemption Date at the place designated in such notice of redemption. On or after the Redemption
Date each holder of shares of the Series B Preferred Stock to be redeemed shall present and surrender its certificate or certificates for such shares to the Corporation at the place designated in such notice and thereupon the redemption price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. From and after the redemption Date (unless default shall be made by the Corporation in payment of the redemption price), all rights of the holders of the Series B Preferred Stock to be redeemed as stockholders of the Corporation, except the right to receive the redemption price thereof upon the surrender of certificates representing the same, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation, and such shares shall not be deemed to be outstanding for any purpose whatsoever.

       (c) If the Corporation shall fail to discharge any of its obligations to redeem shares of Series B Preferred Stock pursuant to Section (4)(b) (each, a "Mandatory Redemption Obligation"), the applicable Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Mandatory Redemption Obligation. If and for so long as any Mandatory Redemption Obligation shall not have been fully discharged, the Corporation shall not (i) declare, pay or set apart for payment dividends or make any other distribution on or with respect to any Parity Securities or Junior Securities, other than dividends paid or distributions made in shares of Junior Securities; or (ii) redeem, purchase, retire or otherwise acquire for any consideration, or make any payment on account of a sinking fund or other similar fund for redemption, purchase, retirement or acquisition of, any Junior Securities or any Parity Securities, or any warrant, right or option to purchase any thereof, or make any distribution in respect thereof, directly or indirectly, whether in cash, obligations or securities of the Corporation or other property, except, (x) in the case of Junior Securities, redemptions, purchases, retirements, acquisitions or distributions made in shares of Junior Securities and (y) in the case of Parity Securities, pro rata so that the amounts redeemed, purchased, retired or otherwise acquired or paid or distributed in respect thereof, as the case may be, per share on the Series B Preferred Stock and such other Parity Securities in all cases bear to each other the same ratio that required redemption payments per share on the shares of Series B Preferred Stock and such other Parity Securities bear to each other.

       (d) Any cash payment to a holder of shares of Series B Preferred Stock on the Redemption Date shall be made in coin or currency of the United States that as of the date of payment shall be legal tender for payment of public and private debts by mailing a check to such holder at the address as shown on the stock books of the Corporation.

     Section 5. Liquidation.

       The shares of Series B Preferred Stock shall rank prior to the shares of Junior Securities upon liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation Transaction"), so that in the event of any Liquidation Transaction, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to receive out of the assets or surplus funds of the Corporation available for distribution to its stockholders, or proceeds thereof, whether from capital, surplus or earnings, before any distribution is made to holders of any Junior Securities, a liquidation preference (the "Liquidation Preference") in the amount per share of Series B Preferred Stock equal to One Thousand ($1,000) Dollars. If, upon any Liquidation Transaction, the assets or surplus funds of the Corporation, or proceeds thereof, whether from capital, surplus or earnings, distributable among the holders of shares of Series B Preferred Stock and any Parity Securities then outstanding are insufficient to pay in full the preferential liquidation payments due to such holders, such assets or proceeds shall be distributable among such holders ratably in accordance with the amounts that would be payable on such shares of Series B Preferred Stock and Parity Securities if all amounts payable thereon were payable in full. In the event of a Liquidating Transaction, the Corporation shall give written notice to the holders of shares of Series B Preferred Stock, by first class mail to such holders' respective addresses as shown on the stock books of the Corporation. Neither the consolidation, merger or other business combination of the Corporation with or into any other person or persons nor the sale of all or substantially all the assets of the Corporation shall be deemed to be a Liquidation Transaction.

     Section 6. Voting Rights.

       The holders of shares of Series B Preferred Stock shall not be entitled to any voting rights except as required by law.

   IN WITNESS WHEREOF, SFX Broadcasting, Inc. has caused this Certificate of Designations, Preferences and Relative, Participating Optional and other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions thereof of its Series B Redeemable Preferred Stock to be duly executed by its Executive Vice President and Secretary attested to by its Assistant Secretary and has caused its corporate seal to be affixed hereto, as of this 28th day of September, 1993.


                                          /s/ Howard J. Tytel
                                          ----------------------------------
                                          Name:  Howard J. Tytel
                                          Title: Executive Vice President
                                                 and Secretary

ATTEST:

/s/ Richard A. Liese
- -----------------------------------
Name:  Richard A. Liese
Title: Assistant Secretary

                              STATE OF DELAWARE
                       OFFICE OF THE SECRETARY OF STATE

                                ----------------

   I. EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "SFX BROADCASTING, INC.," FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF JULY, A.D. 1994, AT 1 O'CLOCK P.M.


                                   /s/ Edward J. Freel
                                       -----------------------------------
                                       Edward J. Freel, Secretary of State
                                       AUTHENTICATION:  7553308
                                       DATE:            June 26, 1995

                           CERTIFICATE OF AMENDMENT
                                      TO
                         CERTIFICATE OF INCORPORATION
                                      OF
                            SFX BROADCASTING, INC.


SFX Broadcasting, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"),

DOES HEREBY CERTIFY:

FIRST: That a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and directing that the proposed amendment be considered at the next annual meeting of the stockholders of said corporation. The resolution setting forth the proposed amendment is as follows:

   RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing Article Five thereof so that, as amended, said Article shall be and read as follows:



                                   "ARTICLE FOUR
                                 CAPITAL STRUCTURE

         4.1 Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 22,210,000 shares, consisting of the following:

               (a) 10,000,000 shares of Class A Common Stock par value $.01 per share (the "Class A Shares");

               (b) 1,000,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Shares");

               (c) 1,200,000 shares of Class C Common Stock, par value $.01 per share (the "Class C Shares" and together with the Class A Shares and Class B Shares, the "Common Shares"); and

               (d) 10,010,000 shares of Preferred Stock, par value $0.1 per share (the "Preferred Shares").

         4.2 Designations, Preferences, etc. The designations, preferences, powers, qualifications, and special or relative rights or privileges of the capital stock of the Corporation shall be as set forth in ARTICLE FIVE and ARTICLE SIX below.









SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by R. Steven Hicks, its President, and Howard J. Tytel, its Secretary on this 20th day of July, 1994.

                                          By: /s/ R Steven Hicks
                                              --------------------------------
                                                  R. Steven Hicks
                                                  President


ATTEST:

/s/ Howard J. Tytel
- --------------------------------
Howard J. Tytel
Secretary